UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2020

TARONIS FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56101	32-0547454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

24980 N. 83rd Avenue, Suite 100

Peoria, AZ 85383

(Address of principal executive offices) (Zip Code)

(866) 370-3835

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2020, Taronis Fuels, Inc., a Delaware corporation (the “Company”), entered into a Purchase Agreement (the “Agreement”) with BBHC, Inc., a Delaware corporation (“BBHC”), pursuant to which the Company acquired the intellectual property portfolio of BBHC (excluding any intellectual property related to Water Pilot, LLC which was specifically excluded from the Agreement) (the “Intellectual Property”). In order to consummate the acquisition of the Intellectual Property, the Company purchased from BBHC all of the Intellectual Property directly owned by BBHC (the “BBHC IP”) and all of the issued and outstanding membership interests (the “Membership Interests”) of MagneGas IP, LLC, a Delaware limited liability company and wholly owned subsidiary of BBHC (“MagneGas IP”), a holding company which owned the balance of the Intellectual Property. Following the consummation of the transaction, MagneGas IP became a wholly owned subsidiary of the Company.

The Company paid an upfront aggregate purchase price to BBHC of $1,250,000 (the “Purchase Price”) for the BBHC IP and Membership Interests, of which $1,000,000 was paid in the form of the Company’s restricted common stock, par value $0.000001 per share, which was valued as of the fair market value on August 19, 2020 as reported on the OTCQB. The additional $250,000 of the Purchase Price was credited to the Company for assuming up to $250,000 of BBHC’s aged accounts payable due to third party service providers (the “Assumed Accounts Payable”). In addition to the Purchase Price, the Company agreed for a period of five (5) years beginning on August 19, 2020 to make ongoing payments to BBHC equal to seven percent (7%) of all gross cash receipts received by the Company that are derived from the purchased Intellectual Property (the “Contingent Payments”). However, in the event the Company assumes or pays any liabilities of BBHC in excess of the Assumed Accounts Payable (the “Excess Payments”), the Company shall be entitled to deduct such Excess Payments from any Contingent Payments due to BBHC during the five (5) year period. Based upon two independent third-party valuations, the Company and BBHC determined that the Purchase Price and Contingent Payments will provide for total compensation to BBHC equal to the approximate net present value of the Intellectual Property as of August 19, 2020.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company, as well as a mutual indemnification provision.

The foregoing description of the terms of the Agreement, and the transactions contemplated thereby, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed hereto as Exhibit 10.1 and incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

Pursuant to the Agreement, effective as of August 19, 2020 the Company and BBHC agreed to terminate the Amended and Restated License Agreement (the “License Agreement”) between them, dated as of April 17, 2020, under which BBHC licensed to the Company certain of its Intellectual Property that it owned prior to the consummation of the Agreement. The Company and BBHC determined to terminate the License Agreement following the Company’s acquisition of the Intellectual Property because BBHC would no longer own the certain Intellectual Property subject to the License Agreement.

The material terms of the License Agreement included: (a) the Company’s exclusive worldwide rights to manufacture and distribute the proprietary metal cutting fuel MagneGas® as well as any other gases created using the equipment and methods claimed by BBHC’s patents, (b) certain other rights related to the Company’s use of BBHC’s trademarks, patents, software and other intellectual property and (c) the Company’s ability to commercially manufacture and sell the Venturi® Flow Submerged Plasma Arc Gasification Units for the creation of gases. The Company was required pay to BBHC, on a monthly basis, a seven percent (7%) royalty on any net cash proceeds received by the Company in relation to the use of any Intellectual Property comprising the Licensing Agreement.

The Company did not incur any penalties associated with the termination of the Agreement.

The foregoing description of the terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2020 and is incorporated by reference into this Item 1.02.

Item 2.01 Completion of Acquisition of Disposition of Assets.

To the extent required by Item 2.01, the disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Agreement, on August 19, 2020, the Company issued 7,092,199 shares of restricted common stock to BBHC. The shares of restricted common stock were issued in reliance upon an exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement, dated as of August 19, 2020, between BBHC, Inc. and Taronis Fuels, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2020	TARONIS FUELS, INC.

	By:	/s/ Scott Mahoney
	Name:	Scott Mahoney
	Title:	Chief Executive Officer